Contact:
Lawrence A. Gyenes                            Seth Lewis
Senior Vice President, CFO & Treasurer                    Vice President
Columbia Laboratories, Inc.                        The Trout Group LLC
(973) 486-8860                            (646) 378-2952

FOR IMMEDIATE RELEASE

Actient Pharmaceuticals LLC Acquires U.S. Rights to STRIANT from Columbia Laboratories

LIVINGSTON, NJ - April 20, 2011 - Columbia Laboratories, Inc. (Nasdaq: CBRX) has entered into an asset purchase agreement with Actient Pharmaceuticals LLC (“Actient”), a privately-held specialty therapeutics company, for STRIANT® (testosterone buccal system) in the United States.

Under this agreement, Columbia has sold STRIANT to Actient for a combination of cash upfront and royalties on annual sales of STRIANT above a certain threshold. The Company also licensed to Actient certain intellectual property related to the underlying progressive hydration technology for use in the treatment of hypogonadism and other indications related to low testosterone levels in men.

The acquisition of STRIANT is consistent with Actient's strategic focus in urology, and enhances Actient's offering of pharmaceuticals, medical devices and diagnostic solutions to the urology community.

About Actient Pharmaceuticals LLC
Actient Pharmaceuticals is a specialty products company focused on therapeutics to improve patient outcomes. The company was formed to acquire companies and products with a focus on select physician specialties. For more information, please visit www.actientpharma.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company's strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE® (progesterone gel) is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries for progesterone supplementation or replacement as part of Assisted Reproductive Technology (ART) for treatment for infertile women with progesterone deficiency. STRIANT® (testosterone buccal system) is marketed by Actient Pharmaceuticals (U.S.) and The Urology Company (Europe).

In early April, 2011, Ultrasound and Obstetrics and Gynecology published data from a pivotal Phase III clinical trial of PROCHIEVE® (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 10 and 20 mm as measured by transvaginal ultrasound at mid-pregnancy. The published results indicate that administration of vaginal progesterone from the midtrimester of pregnancy until term significantly reduced the rate of preterm birth before 33 weeks gestation vs. placebo (p=0.020);

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this was the primary endpoint of the clinical trial. Use of PROCHIEVE was associated with a 45% reduction in the incidence of preterm birth before 33 weeks gestation. PROCHIEVE use was also associated with a significant reduction in the rate of preterm birth before 28 and before 35 weeks gestation vs. placebo. Improvement in infant outcome was noted with PROCHIEVE. Adverse events were comparable between women who received PROCHIEVE and those who received placebo. The Company expects to file an NDA in this indication in the second quarter of 2011.

Columbia's press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of STRIANT® by Actient Pharmaceuticals LLC, in the United States; timely submission of an NDA for PROCHIEVE® in the preterm birth indication; acceptance of this NDA for filing by the United States Food and Drug Administration (“FDA”); the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

STRIANT® is a registered trademark of Actient Pharmaceuticals LLC
CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.

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354 Eisenhower Parkway ● Plaza I, Second Floor
Livingston, NJ 07039 ● TEL: (973) 994-3999 FAX: (973) 994-3001